Transactions pursuant to Rule 10f3

Name of Issuer	Date of Purchase	Number of Securities Purchased (PAR)	Dollar Amount of Purchase	Price per Unit	Name(s) of Underwriter(s) or Dealer(s) From Whom Purchased	Affiliated Members of the Underwriting Syndicate	Other Members of the Underwriting Syndicate
EP Energy LLC and Everest Acq	8/8/2012	$ 500,000	$ 500,000	$ 100.00	Citigroup	Morgan Stanley and Mitsubishi UFJ Securities	Citigroup, Deutsche Bank Securities, J.P. Morgan
Nomura Wells Fargo Securities
Apollo Global Securities, LLC, BMO Capital Markets, Capital One Southcoast, CIBC
Comerica Securities, Credit Suisse, DNB Markets, Goldman, Sachs & Co.
ING, Lloyds Securities, Mitsubishi UFJ Securities, Mizuho Securities
Morgan Stanley, RBC Capital Markets, RBS, Scotiabank
SMBC Nikko, SOCIETE GENERALE, SunTrust Robinson Humphrey, TD Securities
UBS Investment Bank

Caesars Enertainment Operating	8/15/2012	$ 4,500,000	$ 4,500,000	$ 100.00	Citigroup	Morgan Stanley	Citigroup, BofA Merrill Lynch, Credit Suisse, Deutsche Bank Securities
Goldman, Sachs & Co., J.P. Morgan, Morgan Stanley

MidStates Petroleum	9/11/2012	$ 5,500,000	$ 5,500,000	$ 100.00	Banc of America Securities LLC	Morgan Stanley	BofA Merrill Lynch, SunTrust Robinson Humphrey
Goldman, Sachs & Co., Morgan Stanley, RBC Capital Markets
Citigroup, Natixis, RBS
SOCIETE GENERALE
Capital One Southcoast, KeyBanc Capital Markets

Edgen Murray Corp.	10/2/2012	$ 4,827,500	$ 4,827,500	$ 100.00	Jefferies	Morgan Stanley	Jefferies & Company, Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated